Exhibit 99.1

Verso Corporation Announces Appointment of

Two Independent Members to its Board of Directors

MIAMISBURG, Ohio – Nov. 14, 2019 – Verso Corporation (NYSE: VRS) announced today that Nancy M. Taylor and Randy J. Nebel have been appointed as independent members of Verso’s Board of Directors effective immediately.

Co-Chairman of the Board, Gene Davis, said, “We are very excited to welcome both Nancy and Randy. Each brings exceptional leadership, strategic and operating experience that will further diversify the Board’s perspectives and skillsets. Given their vast experience and perspectives, we are confident that they will make immediate contributions to our Board, our stockholders and the company.”

With more than 20 years in senior management, as well as leadership roles in manufacturing and sales, Ms. Taylor brings extensive strategic, finance and corporate governance knowledge to the Board. She served as President and Chief Executive Officer of Tredegar Corporation, a manufacturing company, from February 2010 to June 2015, and currently serves on the board of two other NYSE-listed companies.

Mr. Nebel brings extensive paper and packaging industry knowledge and senior leadership experience to the Board. He served as Executive Vice President of Integrated Packaging at KapStone Paper and Packaging Corporation from January 2017 to November 2018, and previously served on the board of the National Association of Manufacturers.

“We are honored to have these exceptionally talented leaders join our Board,” said Co-Chairman of the Board, Alan Carr. “Each of these senior executives brings with them an abundance of experience and a proven track record of business accomplishment and operational excellence. We look forward to benefitting from their guidance and insight as we implement our strategic process and continue in our effort to maximize shareholder value over the long term.”

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

Investor contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500